April 30, 2001                                                        EXHIBIT 16



Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously the principal accountants for Ames National Corporation and, under the date of March 2, 2001, we reported on the consolidated financial statements of Ames National Corporation and subsidiaries as of and for the years ended December 31, 2000 and 1999. On November 9, 2000, we were notified by the management of Ames National Corporation that the client-auditor relationship would cease upon completion of our audit of Ames National Corporation's consolidated financial statements as of and for the year ended December 31, 2000, and the issuance of our report thereon. We have read Ames National Corporation's statements included under Item 14 of its Form 10 filed with the Securities and Exchange Commission on or about April 30, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with Ames National Corporation's statement that the change was approved by the board of directors.



/s/ KPMG, LLP